CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST
   FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS OF THIS EXHIBIT HAVE
        BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                  EXHIBIT 10.1

                          Signal Technology Corporation
                               222 Rosewood Drive
                                Danvers, MA 01923


                                February 17, 2000

LogiMetrics, Inc.
50 Orville Drive
Bohemia, NY 11716

Gentlemen:

          Signal Technology Corporation, a Delaware corporation ("Signal"), is interested in making an offer to LogiMetrics, Inc., a Delaware corporation (the "Company"), of the following proposed transaction terms (the "Terms"), whereby Signal would acquire the Company by the merger of a newly-formed wholly-owned subsidiary of Signal into the Company in a transaction intended to be a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code, as more fully described below ("the Merger").

          1. (a) Subject to the completion of the "due diligence" investigation contemplated by Section 7 hereof, as the merger consideration, Signal would issue (i) shares of Signal common stock, $.01 par value (the "Signal Common Stock"), and (ii) shares of SWG Equity (as defined in paragraph (b) below). The number of shares of Signal Common Stock to be issued would, immediately after the issuance thereof, be equal to [confidential portion has been omitted and filed separately with the Securities and Exchange Commission] of the aggregate of the number of then issued and outstanding shares of Signal Common Stock and the number of shares of Signal Common Stock then subject to vested stock options. The number of shares of SWG Equity to be issued would be equal to [confidential portion has been omitted and filed separately with the Securities and Exchange Commission] of the SWG Equity, calculated prior to any distribution to Signal stockholders and prior to the sale of SWG Equity to the public in an initial public offering (the "SWG IPO"). (The Signal Common Stock and the SWG Equity to be issued in connection with the Merger are hereinafter referred to as the "Merger Consideration.") The parties understand that the certificates representing the SWG Equity portion of the Merger Consideration would not be issued and would not be tradable until the SWG IPO. In the event that, during the period between the signing of this Letter of Intent and the closing of the Merger, Signal grants options to purchase shares of Signal Common Stock which vest immediately upon grant, or Signal issues any securities which are convertible into shares of Signal Common Stock, the Company shall be entitled to anti-dilution protection. The transaction would close as soon as practicable after receipt of any required director, stockholder and bank approvals and regulatory approvals, including Hart-Scott-Rodino approval (if applicable). The transaction is contingent upon the conversion of the Company's indebtedness for borrowed money (other than that owed to North Fork Bank and as may be set forth on Schedule I hereto) into Company common stock at or prior to the acquisition.

          (b) It is the mutual intention of Signal and the Company that the assets owned by mmTech, Inc., a New Jersey corporation ("mmTech"), the Company's wholly-owned subsidiary, shall become part of the Signal Wireless Group. It is also the mutual intention of Signal and the Company that the Signal Wireless Group shall be employed as a separate vehicle (such new company to be referred to hereinafter as "SWG") to enhance the value of that business, through an offering by Signal of a "tracking" security to reflect the SWG business (such tracking security is herein referred to as "SWG Equity"). Signal would use its commercially reasonable efforts to consummate the SWG IPO as soon as reasonably practicable, given market conditions. It is Signal's intention to issue SWG Equity only in such circumstances and to such parties as would benefit SWG directly. The parties agree that if the SWG IPO has not occurred by the later of December 31, 2001 or eighteen (18) months following the Merger, at the option of either Signal or the holders of a majority of the SWG Equity issuable to the Company's former shareholders (the "Majority Company Holders"), all of the SWG Equity shall be exchanged for shares of Signal Common Stock. Such exchange shall be based on the respective fair market values of both the Signal Common Stock and the SWG Equity, as determined by an investment banking firm selected by Signal (subject to approval by the Majority Company Holders, which approval shall not be unreasonably withheld or delayed).

          (c) As conditions to the finalization of the percentages set forth in paragraph (a) above prior to execution of the Agreement referred to in Section 5 below, both the Company and Signal shall have completed their respective "due diligence" investigation and valuation of the other's assets that will be a part of SWG and each shall have received from its respective financial advisor an opinion that such transaction is fair to its stockholders from a financial point of view. In the event that, based on such investigations and valuations, the percentages are adjusted in a manner adverse to the Company and the Company therefore terminates its discussions with Signal regarding the Merger, thereafter the Company shall not be obligated to pay the Break-Up Fee referred to in Section 10(b) hereof. The Company and Signal agree that, for purposes of the valuation of the Company's assets referred to in the second preceding sentence, the $2,000,000 loan from Signal to the Company referred to in Section 6(a) hereof shall be ignored. The parties will attempt to keep such $2,000,000 loan from being a liability of SWG or from otherwise burdening SWG.

          2. The Merger Consideration would be reduced for all Company liabilities assumed by Signal, other than current liabilities, indebtedness for borrowed money owed to North Fork Bank, and other indebtedness and obligations specifically assumed by it. The parties agree that the Merger Consideration shall not be reduced by either (i) the aggregate amount, up to $1,000,000, of loans from certain of the Company's existing lenders referred to in Section 6(a) hereof or (ii) twenty-five percent (25%) of the indebtedness (not to exceed $250,000) currently owed by the Company to Charles Brand, such loans to be assumed and paid off by Signal at the closing of the Merger. To the extent that, as of the closing date, the net assets of the Company, as determined in accordance with Schedule II attached hereto, exceed or are less than the net assets of the Company set forth on such Schedule II, there would be an increase or decrease, as the case may be, in the Merger Consideration to be paid. At the closing of the Merger, the Company's assets and mmTech's assets shall be free and clear of all liens and encumbrances, except to the extent such liens and encumbrances secure indebtedness assumed by Signal.

          3. Signal will be required to register the Signal Common Stock and the SWG Equity issued in connection with the transaction contemplated hereby under the Securities Act of 1933, as amended. Signal shall apply for listing of such Signal Common Stock on the American Stock Exchange (or on the National Association of Securities Dealers, Inc. National Market System, if the Signal Common Stock is then traded on that exchange). Signal and the Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission a registration statement on Form S-4 within thirty (30) days after signing the definitive agreements referred to in Section 5 below. During the one hundred eight (180) day period following the closing date, the Company's principal stockholders owning approximately 80% of the Company's equity shall not be permitted to sell, in the aggregate, more than five percent (5%) of the total number of shares of Signal Common Stock issued to such stockholders in the transaction.

          4. Prior to the closing of the Merger, Signal's Board of Directors shall increase the size of the Board by one (1) director, for the purpose of electing to the Board a nominee of Cramer Rosenthal McGlynn, LLC ("CRM"), such nominee to be acceptable to Signal's Board. The parties agree that, so long as CRM and its affiliates own in the aggregate at least five percent (5%) of the Signal Common Stock issued in connection with the Merger, CRM shall be entitled to have a nominee on Signal's Board.

          5. The Company understands that Signal will instruct its counsel to prepare an Agreement and Plan of Reorganization (the "Agreement") and such other agreements and documentation as shall be necessary or appropriate to reflect the Terms. Such definitive agreements shall contemplate and be contingent upon the receipt by Signal of audited consolidated financial statements of the Company for its fiscal years ended June 30, 1998 and June 30, 1999 and unaudited financial statements for the fiscal quarters ended September 30 and December 31, 1999, and, if possible in light of the closing date, for the fiscal quarter ended March 31, 2000, and shall contain terms, conditions, representations, warranties and covenants as are customary in transactions of this type, consistent with the Terms, including the following:

          (a) an adjustment to the Merger Consideration to the extent to which the net assets of the Company exceed or are less than the net assets shown on
Schedule II hereto;

          (b) the Company shall make representations, warranties and covenants reasonable to the transaction, which will expire one year after the closing date (the "Survival Period");

          (c) the Company shall provide normal and customary indemnification (through an escrow of a portion of the Merger Consideration) by the Company's stockholders for any breach of representation, warranty or covenant by the Company and for all liabilities not specifically assumed by Signal, provided that, except for certain standard exceptions (the "Standard Exceptions"), such as with respect to authority, capitalization, title, taxes, environmental liabilities, ERISA liabilities and other identified claims and liabilities, there will be no such indemnification for claims unless the total exceeds the value of one and one-half percent (1-1/2%) of the Merger Consideration, and, provided further, that there shall be no indemnification for amounts in excess of seven and one-half percent (7-1/2%) of the value of the Merger Consideration (unless Signal discovers something during its due diligence investigation that causes it to reasonably believe that such amount is materially inadequate), which indemnity shall be secured by a post-closing escrow of seven and one-half percent (7-1/2%) of the Merger Consideration, which shall be released immediately after the Survival Period except for shares necessary to provide security for claims previously made (for purposes of the escrow, (i) with respect to shares of Signal Common Stock taken from the escrow during the Survival Period, the Signal Common Stock shall be deemed to have a value per share equal to the average closing price of Signal Common Stock for the five trading days immediately preceding the date that the shares are taken from the escrow to satisfy such claim), and (ii) with respect to shares of Signal Common Stock retained in the escrow at the end of the Survival Period to provide security for claims previously made, the Signal Common Stock shall be deemed to have a value per share equal to the average closing price of Signal Common Stock for the five trading days immediately preceding the last day of the Survival Period);

          (d) mutually acceptable employment agreements between Signal and each of Norman Phipps and Charles Brand;

          (e) non-compete agreements from the following individuals, for the specified durations commencing on the closing date, wherever the Company has done business: Norm Phipps for two years; Charles Brand for five years; and certain key engineers for two years, with each of such key engineers to be granted, after the closing of the Merger, an option to purchase shares of Signal Common Stock, in such form and for such number of shares of Signal Common Stock as Signal customarily grants to similarly situated Signal employees; and

          (f) an exclusivity agreement from the Company, in substantially the form set forth in Section 10(a)(i) hereof, with a so-called "fiduciary out" in the event that the Company receives from a third party a superior proposal with respect to the Company and/or its subsidiaries, and the Company's Board of Directors determines in good faith (based on the advice of outside counsel) that its fiduciary duties require it to consider such proposal; provided that the Company shall pay to Signal the amount of $800,000 as reimbursement of Signal's expenses and as liquidated damages (a "Break-Up Fee") in the event that it shall consummate an Acquisition Transaction (as defined below in Section 10(a)(i)) with a third party within twelve months thereafter, such Break-Up Fee to supersede and extinguish the Company's obligations with respect to the Break-Up Fee referred to in Section 10(b) hereof and to be paid within three (3) business days after the consummation of the transaction with such third party. The parties agree that in the event they do not consummate the transaction contemplated hereby based on the fact that the conditions precedent to Signal's obligations under the definitive agreements are not satisfied, through no fault or failure on the part of the Company, Signal shall waive the Company's obligation to pay the Break-Up Fee under this Section 5(f), and such obligation shall terminate.

          6. (a) In consideration of the parties entering into this Letter of Intent, Signal is committing to loan to the Company $2,000,000. $1,000,000 of the loan will be advanced forthwith upon completion of Signal's due diligence examination of the Company's New York Business (as defined in Section 6(b) below), and the balance of the loan will be advanced in accordance with the schedule set forth on Schedule III hereto. In connection with the loan, the parties agree to execute and deliver the forms of Loan Agreement and Promissory Note attached hereto, as well as the other agreements and documents referred to therein. The parties agree that the loan by Signal is contingent upon the Company's borrowing from certain of its existing lenders amounts equal in the aggregate to $1,000,000, of which $610,000 has been advanced since December 2, 1999. The remaining $390,000 of such loans shall be disbursed as follows:
$50,000 at the time Signal loans its first $1,000,000, and the balance thereafter at the rate of $34,000 for every $100,000 loaned by Signal, with such disbursements to be made simultaneously with Signal's disbursements.

          (b) Upon execution of this Letter of Intent, as an accommodation to the Company, Signal is agreeing that, upon disbursing the first $1,000,000 of the Signal loans referred to in Section 6(a) hereof, it shall take over the responsibility of running the Company's "New York Business," which shall be defined for these purposes as the business located at 50 Orville Drive, Bohemia, New York 11706, pursuant to a Management Agreement in the form attached hereto and the other agreements and documents referred to therein.

          7. Signal anticipates being able to conduct the necessary "due diligence" investigation and to execute and deliver definitive agreements by such date as is 45 days from the date of this Letter of Intent. During this period, the Company shall provide Signal with reasonable access to the books and records of the Company and its subsidiaries and other information regarding the Company and its subsidiaries.

          8. Both Signal and the Company agree to maintain complete confidentiality (except as may be necessary to disclose to their respective Boards of Directors, advisors and bankers) of the proposed transaction and any terms, conditions or other facts related to it, unless required by law to make disclosure; provided that any press release or announcement made shall be mutually agreed upon by the parties. Signal and the Company acknowledge and
agree  that  they  are  also  bound  by  the   obligations   set  forth  in  the
Confidentiality  Agreement  between  Signal and the Company  dated  December 14,
1999.

          9. Between now and the closing, the Company will conduct its business in the normal and ordinary course and, among other things, will pay no cash dividends and will not purchase or redeem any of its outstanding securities.

          10. (a) In consideration of Signal's devotion of its resources in conducting its due diligence investigation and having its counsel prepare definitive agreements, and for other valid consideration, the receipt and adequacy of which are hereby acknowledged, the Company agrees that from the date hereof until such date as is 45 days from the date of this Letter of Intent (the "Exclusivity Period"):

          (i) neither it nor any of its officers, directors, employees, representatives or agents, including without limitation investment bankers, attorneys and accountants, shall directly or indirectly solicit or initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group (other than Signal and its designees) concerning any offer or proposal, with respect to the Company or any of its subsidiaries, for any merger, tender offer, sale of substantial assets, sale of shares of capital stock or debt securities, joint venture, long term leasing of assets (other than in the ordinary course of business) or any similar transaction related to the Company or any of its subsidiaries (each such transaction, an "Acquisition Transaction"); and

          (ii) it will promptly (and in no event later than 24 hours after receipt) communicate to Signal the terms of any such proposal, discussion, negotiation or inquiry relating to the Company or any of its subsidiaries and the identity of the party making or having such proposal, discussion, negotiation or inquiry that it may receive in respect of any such proposal.

          (b) The Company agrees that in the event the Company enters into a letter of intent or similar agreement with a third party with respect to an Acquisition Transaction at any time during the period commencing on the date which is 46 days following the date of this Letter of Intent and continuing through and including such date which is 120 days from the date of this Letter of Intent, the Company will pay to Signal the amount of $800,000 as a Break-Up Fee. The Company shall pay this Break-Up Fee within three (3) business days after the execution of such letter of intent or agreement. As noted in Section 5(f) above, the Company's obligation to pay such Break-Up Fee shall terminate upon the execution by Signal and the Company of definitive agreements which include the exclusivity and Break-Up Fee provisions referred to in such Section 5(f).

          (c) Notwithstanding any provision herein to the contrary, in the event that (i) Signal informs the Company in writing, at any time during the 120-day period following the date hereof, that Signal is no longer interested in pursuing a transaction hereunder, or (ii) Signal informs the Company at any time that Signal will not agree in the Agreement to assume and pay the loans referred to in clauses (i) and (ii) of Section 2 hereof, and the Company therefore terminates in writing its discussions with Signal regarding the Merger and three
(3) days shall have expired without Signal notifying the Company in writing of its willingness to so assume and pay such loans, then the Exclusivity Period, if not already expired, and the related obligations of the Company shall expire and the Company shall not be obligated to pay to Signal the Break-Up Fee referred to in paragraph (b) immediately above.

          11. It is understood that this letter merely constitutes a statement of mutual intentions with respect to the transactions contemplated herein, does not contain a resolution of all matters upon which agreement must be reached for the consummation of those transactions and, therefore, does not constitute a binding agreement with respect thereto. A binding agreement with respect to the transaction will result only from the execution of the definitive agreements referred to in Section 5 above. Notwithstanding the two preceding sentences, upon execution and delivery of this letter by both parties, Sections 6 through 12 of this letter shall be legally binding upon and enforceable against the parties. Either of the parties shall be entitled to seek legal and equitable relief for any breach of any legally binding provision.

          12. This letter of intent shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

                         [Signatures on Following Page]


          Please indicate your agreement with the terms hereof by executing and delivering a copy of this letter to the undersigned.

                                             Very truly yours,

                                             Signal Technology Corporation


                                             By:/s/George E. Lombard
                                                ________________________________
                                                George E. Lombard, Chairman and
                                                Chief Executive Officer

                                             Agreed and Assented:

                                             LogiMetrics, Inc.


                                             By: /s/Norman M. Phipps
                                                 _______________________________
                                                 Norman M. Phipps, President